Exhibit 99.1

Tilly’s, Inc. Announces First Quarter Fiscal 2012 Results

Irvine, CA – May 30, 2012 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the first quarter of fiscal 2012 ended April 28, 2012.

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Total net sales for the first quarter were $96.5 million, an increase of 16.1%. Comparable store sales, which include e-commerce sales, increased 4.3%. E-commerce sales increased 31% to $10.9 million compared to the first quarter in the prior year.

•	Gross profit increased 16.1% to $30.4 million. Gross margin was 31.5%, equal to the first quarter of fiscal 2011.

•	Operating income increased 21.4% to $6.0 million. Operating margin for the quarter was 6.2% as compared to 6.0% in the first quarter of 2011.

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On a GAAP basis, net income was $5.9 million, or $0.29 per diluted share, based on a weighted average diluted share count of 20.5 million. This compares to $4.9 million or $0.24 per diluted share based on 20.4 million weighted average diluted shares in the first quarter of fiscal 2011.

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On a pro-forma basis, assuming an effective tax rate of 40% for both periods, net income for the quarter increased 21.7% to $3.6 million, or $0.18 per weighted average diluted share, from $3.0 million or $0.14 per weighted average diluted share in the first quarter 2011.

Daniel Griesemer, President and Chief Executive Officer, commented, “We are pleased with our first quarter results, which highlight the success of our growth initiatives and the strength of our business model. Growth in the quarter was driven by both new stores and increased comparable store sales, including e-commerce sales. Although the first quarter is a relatively small proportion of our full year earnings, the earnings growth rate in the quarter exceeded our long-term plan and reflects a continued high-quality expansion of our business. We are excited about the significant opportunities ahead of us to drive sustained long-term growth and increased value for our shareholders.”

Balance Sheet and Liquidity

As of April 28, 2012, the company had $21.7 million of cash and cash equivalents as compared to $25.1 million as of January 28, 2012 and $28.8 million as of April 30, 2011. The company ended the quarter with no long-term borrowings and no debt outstanding on its revolving credit facility.

Recently Completed Initial Public Offering

Tilly’s successfully completed its IPO on May 3, 2012, pricing its stock at $15.50 per share. As a result of this offering the company increased the number of shares outstanding by 7.6 million and received net proceeds of approximately $23 million, after payment of offering fees and expenses and a final distribution of taxable earnings to “S” Corporation shareholders.

Conference Call Information

A conference call to discuss the financial results is scheduled for today, May 30, 2012, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (888) 401-4669 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the Web site and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until June 13, 2012, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 6495824. Please note participants must enter the conference identification number in order to access the replay.

About Tilly’s

Tilly’s is a fast-growing destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tilly’s is headquartered in Southern California and, as of April 28, 2012, operated 145 stores and through its website, www.tillys.com.

Non-GAAP Financial Measure

In addition to reporting financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”), the company provides non-GAAP “pro forma provisions for income taxes”, “pro forma net income”, “pro forma basic income per common share” and “pro forma diluted income per common share”. These amounts are not in accordance with, or an alternative to, GAAP. The company’s management believes that these measures provide investors with transparency by helping illustrate the financial results as if the company had been a “C” Corporation during the relevant time periods, in order to provide better comparison to future periods when the company will file as a “C” Corporation.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our guidance, future financial and operating results and any other statements about our future expectations, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences, execute our growth strategy, expand into new markets, effectively compete with other retailers, enhance our brand image and other factors that are detailed in our registration statement on Form S-1 (333-175299), including those detailed in the section titled “Risk Factors” contained that registration statement, which is available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

TILLY’S

BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	April 28, 2012	January 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$21,716	$25,091
Receivables	8,444	6,605
Merchandise inventories	40,267	36,531
Prepaid expenses and other current assets	5,536	5,616

Total current assets	75,963	73,843
Property and equipment, net	65,719	64,077
Other assets	3,481	2,899

Total assets	$145,163	$140,819

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,517	$16,830
Deferred revenue	3,884	4,865
Accrued compensation and benefits	4,864	7,536
Accrued expenses	10,993	12,935
Current portion of deferred rent	3,632	3,335
Current portion of capital lease obligation/Related party	679	669

Total current liabilities	41,569	46,170
Long-term portion of deferred rent	33,720	30,256
Long-term portion of capital lease obligation/Related party	3,796	3,969

Total long-term liabilities	37,516	34,225

Total liabilities	79,085	80,395
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value; 21,600 shares authorized, 20,000 shares issued and outstanding	20	20
Additional paid-in capital	150	150
Retained earnings	65,908	60,254

Total shareholders’ equity	66,078	60,424

Total liabilities and shareholders’ equity	$145,163	$140,819

TILLY’S

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	April 28, 2012	April 30, 2011
Net sales	$96,524	$83,131
Cost of goods sold (includes buying, distribution, and occupancy costs)	66,106	56,922

Gross profit	30,418	26,209
Selling, general and administrative expenses	24,392	21,244

Operating income	6,026	4,965
Interest expense, net	44	49

Income before provision for income taxes	5,982	4,916
Provision for income taxes	68	56

Net income	$5,914	$4,860

Basic income per common share	$0.30	$0.24
Diluted income per common share	$0.29	$0.24
Weighted average basic common shares outstanding	20,000	20,000
Weighted average diluted common shares outstanding	20,512	20,440
Pro forma income information:
Historical income before provision for income taxes	$5,982	$4,916
Pro forma provision for income taxes	2,393	1,966

Pro forma net income	$3,589	$2,950

Pro forma basic income per common share	$0.18	$0.15
Pro forma diluted income per common share	$0.18	$0.14

TILLY’S

STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Thirteen Weeks Ended
	April 28, 2012	April 30, 2011
Cash flows from operating activities
Net income	$5,914	$4,860
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,904	3,718
(Gain) loss on disposal of assets	(115)	19
Changes in operating assets and liabilities	(5,773)	(4,180)

Net cash provided by operating activities	3,930	4,417

Cash flows from investing activities
Purchase of property and equipment	(7,523)	(3,001)
Insurance proceeds from casualty loss	641	—
Proceeds from disposal of property and equipment	—	18

Net cash used in investing activities	(6,882)	(2,983)

Cash flows from financing activities
Payment of capital lease obligation	(163)	(153)
Distributions	(260)	(1,849)

Net cash used in financing activities	(423)	(2,002)

Change in cash and cash equivalents	(3,375)	(568)
Cash and cash equivalents, beginning of period	25,091	29,338

Cash and cash equivalents, end of period	$21,716	$28,770

Supplemental disclosures of cash flow information
Interest paid	$75	$81
Income taxes paid	$7	$21
Supplemental disclosure of non-cash activities
Unpaid purchases of property and equipment	$243	$296

Tilly’s

Store Count and Square Footage

	Stores Open at Beg of Qtr	Stores Opened During Qtr	Stores Closed During Qtr	Stores Remodel Closed	Stores Remodel Reopened	Stores Open at End of Qtr	Total Gross Square Footage End of Qtr (in thousands)
2011 Q1	125	1	0	0	0	126	977
2011 Q2	126	6	1	0	0	131	1,015
2011 Q3	131	4	0	1	0	134	1,044
2011 Q4	134	5	0	0	1	140	1,094
2012 Q1	140	5	0	0	0	145	1,134

Investor Relations Contact:

ICR, Inc.

Anne Rakunas/Joseph Teklits

310-954-1113

anne.rakunas@icrinc.com